SKLAR WILLIAMS

______ PLLC ______

LAW OFFICES

410 South Rampart Boulevard, Suite 350

Las Vegas, Nevada 89145

(702) 360-6000 ● Fax: (702) 360-0000

July 20, 2017

Grover T. Wickersham

Chairman of the Board and Chief Executive Officer

Eastside Distilling, Inc.

2150 SE Hanna Harvester Drive

Portland, Oregon 97222

RE:	Eastside Distilling, Inc., a Nevada corporation
Form S-1 Registration Statement (File No. 333-215848)

Dear Mr. Wickersham:

As Nevada special counsel for Eastside Distilling, Inc., a Nevada corporation (the “Company”), you have requested our firm to render this opinion in connection with the Registration Statement of the Company on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale by the Company of (i) 1,200,000 newly issued units (“Firm Units”), each Firm Unit consisting of one share of the Company’s authorized but unissued common stock, $0.0001 par value (“Common Stock”), and one five-year redeemable warrant to purchase one-half shares of Common Stock (each, a “Warrant” and, collectively, the “Warrants”), (ii) up to 180,000 newly issued Units pursuant to an option granted by the Company to the Underwriters solely to cover over-allotments, if any (the “Over-allotment Units”), each Over-allotment Unit consisting of one share of Common Stock and one Warrant and (iii) up to 120,000 newly issued Units issuable upon exercise of the warrants (the “Underwriters’ Warrants”) to be issued to the several underwriters in connection with the offering (the “Underwriters’ Warrants Units”), each Underwriters’ Warrants Unit consisting of one share of Common Stock and one Warrant. The Firm Units, Over-allotment Units and Underwriters’ Warrants Units are collectively referred to as the “Units.”

As Nevada special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including, without limitation: (a) the Amended and Restated Articles of Incorporation of the Company dated September 10, 2010, as amended; (b) Certificate of Change Pursuant to Nevada Revised Statute (“NRS”) 78.209 dated October 6, 2016; (c) Certificate of Change Pursuant to NRS 78.209 dated June 14, 2017; (d) Amended and Restated Bylaws of the Company as adopted on October 13, 2016; (e) Unanimous Written Consent of the Board of Directors of the Company dated July 18, 2017 (the “Written Consent”); (f) the forms of the Warrants and the Underwriters’ Warrants; (g) Certificate of Existence (commonly referred to as a “good standing certificate”) for the Company dated July 6, 2017 from the Nevada Secretary of State certifying that the Company is duly organized, existing, and in good standing under the laws of the State of Nevada; and (h) Certified Shareholder list from Pacific Stock Transfer Company dated July 6, 2017.

SKLAR WILLIAMS ______ PLLC ______ LAW OFFICES	Grover T. Wickersham Chairman of the Board and Chief Executive Officer July 20, 2017 Page 2

With your knowledge and permission, we have not reviewed, and express no opinion as to the following: (i) any instrument or agreement referred to or incorporated by reference in the any of the documents listed as Items (a) – (h) of the prior paragraph, except as expressly set forth herein; and (ii) any provisions of any other laws referred to or deemed to govern the Warrants (other than Nevada law). We have also examined copies, certified or otherwise identified to our satisfaction, of such records, documents, instruments, communications and certificates (collectively “Client and Public Record Documents”) of the Company and public officials as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

Assumptions

We have assumed, with your knowledge and permission, and without independent verification, although we have no actual knowledge that such matters are not true: (i) the genuineness of all signatures (other than the Company and the directors signing the Written Consent); (ii) the power and authority of all parties (other than the Company and the directors signing the Written Consent) signing such documents to execute, deliver, and perform under such documents, and the valid authorization, execution, and delivery of such documents by such other parties; (iii) the authenticity of all documents submitted to us or as filed as exhibits to the Form S-1; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed photostatic, or facsimile copies; (v) the accuracy and completeness of all corporate records made available to us by the Company; (vi) the veracity of the matters of fact set forth in the Client and Public Record Documents, and, with your knowledge and permission we have not necessarily independently verified the content of factual statements made therein, except as we have deemed necessary or appropriate; (viii) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (ix) that all parties have complied and will comply with any requirement of good faith, fair dealing, and conscionability.

Qualifications

The opinions hereinafter expressed are subject to the following qualifications:

A. Whenever our opinion herein with respect to the existence or absence of facts is qualified by the phrase “to our knowledge,” “known to us,” “come to our attention,” or similar language, it is intended to indicate that during the course of our representation of the Company, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The words “to our knowledge” “known to us,” “come to our attention,” and similar language used herein are intended to be limited to the knowledge of the lawyers currently members of or associated with our firm who have worked for our firm on matters on behalf of the Company.

B. Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

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C. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

D. We express no opinion as to any provision of the Warrant that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrant are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

E. We express no opinion as to whether a state or federal court outside of the State of New York would give effect to the choice of New York law provided in the Warrant.

F. With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrant, of the Company may cause the Warrant to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant) will not be adjusted to an amount below the par value per share of the Common Stock.

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1. The Firm Units, including the Common Stock and Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2. If and to the extent the over-allotment option is exercised, the Over-allotment Units, including the Common Stock and Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. If and to the extent the Underwriters’ Warrants are exercised, the Underwriters’ Warrants Units, including the Common Stock and Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Underwriters’ Warrants and the Registration Statement, will be validly issued, fully paid and non-assessable.

4. If, and to the extent, the Warrants are exercised, the Common Stock issuable upon exercise thereof, when issued, sold and delivered against payment therefor as described in the Warrants and the Registration Statement, will be validly issued fully paid and non-assessable.

5. The Units (including the Units issuable upon exercise of the over-allotment option and the Underwriters’ Warrants), and the Warrants underlying the Units, when and to the extent issued, will be valid and binding obligations of the Company, enforceable in accordance with their terms.

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We are members of the Bar of the State of Nevada and do not express any opinion as to laws other than those of the State of Nevada and the federal laws of the United States of America. Our opinion herein is based on the existing laws of the State of Nevada and the federal laws of the United States of America, and we express no opinion as to any laws or regulations of other states or jurisdictions as they may pertain to the Warrant or with respect to the effect of non-compliance under any such laws or regulations of any other jurisdictions. This Opinion is effective up to and including the date of this Opinion and we expressly decline any undertaking to advise you of any matters arising subsequent to the date hereof which would cause us to amend any portion of the foregoing in whole or in part. This Opinion is limited to the matters expressly set forth herein and no Opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Sklar Williams PLLC
SKLAR WILLIAMS PLLC